SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the registrant  [X]

Filed by a party other than the registrant  [ ]

Check the appropriate box:

[ ] Preliminary proxy statement     [ ] Confidential, for Use of the
                                        Commission Only (as
[X] Definitive proxy statement          permitted by Rule
                                        14a-6(e) (2) )
[ ] Definitive additional materials

[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                             REPUBLIC BANCORP INC.
               (Name of Registrant as Specified in Its Charter)

                          _________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies: ______
        ______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies: ________
        ______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction: _____________________
        ______________________________________________________________________

    (5) Total fee paid: ______________________________________________________

[ ] Fees paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid: _____________________________________________

     (2) Form, schedule or registration statement no.: _______________________

     (3) Filing party: _______________________________________________________

     (4) Date filed: _________________________________________________________

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF
                             REPUBLIC BANCORP INC.
                                 APRIL 26, 1995



TO:      The Shareholders of Republic Bancorp Inc.

         NOTICE is hereby given that the Annual Meeting of Shareholders of Republic Bancorp Inc. ("Company") will be held at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050, on Wednesday, April 26, 1995 at 9:00 a.m., local time, for the following purposes:

         1. To elect fifteen (15) directors of the Company to hold office until the next annual meeting of shareholders or until their successors are elected and qualified.

         2. To consider and act upon any other matters which may properly come before this meeting.

         The above matters are more fully described in the accompanying Proxy Statement. You are urged, after reading the Proxy Statement, to mark, sign, date and return the Proxy to assure your representation at the meeting. No postage is required if mailed in the United States in the accompanying envelope. If you attend the meeting, you may revoke your proxy by so notifying the Secretary at the meeting and may vote your shares personally.

         Only shareholders of record at the close of business on March 10, 1995 will be entitled to vote at the meeting and at any adjournments thereof.

                                            By order of the Board of Directors,


                                            /s/ Barry J. Eckhold
                                            Barry J. Eckhold, Secretary



Dated:  March 27, 1995

                             REPUBLIC BANCORP INC.
                                PROXY STATEMENT
                 For Annual Meeting of Shareholders to be held
                               on April 26, 1995



                              GENERAL INFORMATION

         This Proxy Statement is furnished to shareholders of Republic Bancorp Inc. ("Company") in connection with the solicitation of proxies by the Company's Board of Directors for use at the Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on April 26, 1995 at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050, and at any adjournments thereof. It is expected that the proxy materials will be mailed to shareholders on or about March 27, 1995.

         The registered office of the Company is located at 122 South Main Street, Ann Arbor, Michigan 48104, telephone number (313) 665-4030. Shareholders who have questions regarding the matters to be voted on at the Annual Meeting should address them to Mary Lou Scriba, Assistant Secretary, at the Company's principal office at 1070 East Main Street, P.O. Box 70, Owosso, Michigan 48867, telephone number (517) 725-7337.

         The Board of Directors, in accordance with the Bylaws, has fixed the close of business on March 10, 1995 as the record date ("Record Date") for determining the shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. At the close of business on the Record Date the outstanding number of voting securities of the Company was 15,115,948 shares of Common Stock. At the Annual Meeting each holder of Common Stock may vote in person or by proxy the number of shares of Common Stock owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote.

         All votes will be tabulated by employees of State Street Bank and Trust Company, the Corporation's transfer agent for the Common Stock, who will serve as inspectors of election. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting. Abstentions are counted for purposes of determining whether a proposal has been approved, whereas broker non-votes are not.

         A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing with the Assistant Secretary of the Company, at or before the Annual Meeting, a written notice of revocation bearing a date later than that of the proxy, (2) duly executing a subsequent proxy relating to the same shares and delivering it to the Assistant Secretary of the Company, or (3) attending the Annual Meeting and voting in person. Any written notice of revocation should be sent to the Company at its principal office, Attention: Mary Lou Scriba, Assistant Secretary. All proxies will be voted in accordance with the direction of the shareholder executing such proxy and, to the extent no directions are given, they will be voted "for" approval for election of the nominees for directors.

         The entire cost of preparing and mailing the proxy material will be borne by the Company. Solicitation of proxies will be made by mail, personally or by telephone or telegraph, by directors, officers and regular employees of the Company. The Company will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the voting securities of the Company held of record by such persons, and will reimburse them for their reasonable charges and out-of-pocket expenses in connection therewith.

                PRINCIPAL HOLDERS OF THE COMPANY'S COMMON STOCK

         The following table sets forth, as of December 31, 1994, the beneficial ownership of the Company's Common Stock by each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock (none were noted), each director of the Company, the Company's chief executive officer and the executive officers whose compensation exceeded $100,000 for 1994, and all directors and executive officers of the Company as a group. The information is based on data furnished by the respective persons named.

                                                                    Percentage of Outstanding
    Name of                                     Shares                    Common Shares
Beneficial Owner                         Beneficially Owned (1)         Beneficially Owned
Jerry D. Campbell, Chairman
of the Board, President and
Chief Executive Officer                        424,326  (2)                    2.71%

Dana M. Cluckey, Executive Vice
President, Treasurer and Director **            68,740  (3)                       *

Barry J. Eckhold, Vice President,
Chief Credit Officer and Secretary              38,306  (4)                       *

Richard H. Shaffner, Vice President            207,414  (5)                    1.35%

Bruce L. Cook, Director                         41,816  (6)                       *

Richard J. Cramer, Director                     36,199  (7)                       *

George A. Eastman, Director                    111,568  (8)                       *

Howard J. Hulsman, Director                    320,487  (9)                    2.10%

Gary Hurand, Director                           47,186 (10)                       *

Dennis J. Ibold, Director                       77,158 (11)                       *

Stephen M. Klein, Director                      51,811 (12)                       *

John J. Lennon, Director                        14,392 (13)                       *

Sam H. McGoun, Director                         19,606 (14)                       *

Kelly E. Miller, Director                       94,886 (15)                       *

John F. Northway, Director ***                 192,913 (16)                    1.26%

Joe D. Pentecost, Director                     204,750 (17)                    1.34%

George B. Smith, Director                      545,437 (18)                    3.58%

Jeoffrey K. Stross, Director                    12,743 (19)                       *

Lyman H. Treadway, Director ****                27,303 (20)                       *

All Directors and Executive
Officers as a group (20 persons)             2,574,197 (21)                   16.17%

----------------
* The shares beneficially owned represent less than 1% of the outstanding common shares.

**   Mr. Cluckey was elected to the Board of Directors on February 16, 1995.

***  Mr. Northway resigned from the Board of Directors in January 1995.

**** Mr. Treadway has decided not to stand for election to the Board of Directors at the 1995 Annual Meeting.



                                       2

 (1) "Beneficial Ownership" is defined pursuant to regulations promulgated by the Securities and Exchange Commission as having or sharing, directly or indirectly, voting power and/or investment power, which includes the power to dispose or to direct the disposition of the shares of Common Stock indicated. Unless otherwise indicated below, each beneficial owner named has sole voting and investment power with respect to the shares identified.

 (2) Of the 424,326 shares beneficially owned by Mr. Campbell, (i) 27,833 shares are owned directly by Mr. Campbell, (ii) 9,212 shares are owned by Mr. Campbell and held in the Company's 401(k) plan, (iii) 1,676 shares are owned by Volar Corporation, a corporation wholly owned by Mr. Campbell, (iv) 1,745 shares are held by his spouse, and (v) 383,860 shares are available to Mr. Campbell upon exercise of options he holds.

 (3) Of the 68,740 shares beneficially owned by Mr. Cluckey, (i) 17,411 shares are owned directly by Mr. Cluckey, (ii) 4,613 shares are owned by Mr. Cluckey and held in the Company's 401(k) plan, (iii) 79 shares are owned jointly with his spouse, and (iv) 39,600 and 7,037 shares are available upon exercise of options and warrants he holds.

 (4) Of the 38,306 shares beneficially owned by Mr. Eckhold, (i) 17,414 shares are owned directly by Mr. Eckhold, (ii) 8,466 shares are owned by Mr. Eckhold and held in the Company's 401(k) plan, (iii) 9,126 are held jointly with his spouse, and (iv) 3,300 shares are available upon exercise of options he holds.

 (5) Of the 207,414 shares beneficially owned by Mr. Shaffner, (i) 28,050 shares are owned directly by Mr. Shaffner, (ii) 51,954 shares are held jointly with his spouse, (iii) 10,734 shares are owned by Mr. Shaffner and held in the Company's 401(k) plan, and (iv) 81,245 and 35,431 shares are available to him upon exercise of options and warrants he holds.

 (6) Of the 41,816 shares beneficially owned by Mr. Cook, (i) 29,862 shares are owned directly by Mr. Cook, and (ii) 11,954 shares are available upon exercise of warrants he holds.

 (7) Of the 36,199 shares beneficially owned by Mr. Cramer, (i) 23,002 shares are owned directly by Mr. Cramer, (ii) 2,200 shares are owned by trusts of which he is trustee, (iii) 1,032 shares are owned jointly with his spouse, and (iv) 9,965 shares are available upon exercise of warrants he holds.

 (8) Of the 111,568 shares beneficially owned by Mr. Eastman, (i) 101,690 shares are held jointly with his spouse, and (ii) 9,878 shares are available upon exercise of warrants he holds.

 (9) Of the 320,487 shares beneficially owned by Mr. Hulsman, (i) 144,842 shares are owned directly by Mr. Hulsman, (ii) 163,070 shares are owned by trusts of which he is trustee, and (iii) 12,575 shares are available upon exercise of warrants he holds.

(10) Of the 47,186 shares beneficially owned by Mr. Hurand, (i) 32,650 shares are owned directly by Mr. Hurand, (ii) 1,673 shares are owned by a partnership in which he has an interest, (iii) 2,412 are owned jointly with his spouse, and (iv) 10,451 shares are available upon exercise of warrants he holds.

(11) Of the 77,158 shares beneficially owned by Mr. Ibold, (i) 72,428 shares are owned directly by Mr. Ibold, (ii) 3,630 shares are owned by Mr. Ibold's trust which his son serves as trustee and (iii) 1,100 shares are available upon exercise of warrants he holds.



                                       3

(12) Of the 51,811 shares beneficially owned by Mr. Klein, (i) 40,076 shares are controlled by Mr. Klein through a trust in which he is custodian, and (ii) 11,735 shares are available upon exercise of warrants he holds.

(13) Of the 14,392 shares beneficially owned by Mr. Lennon, (i) 13,292 shares are owned directly by Mr. Lennon and (ii) 1,100 shares are available upon exercise of warrants he holds.

(14) Of the 19,606 shares beneficially owned by Mr. McGoun, (i) 17,296 shares are directly owned by Mr. McGoun, and (ii) 2,310 shares are available upon exercise of warrants he holds.

(15) Of the 94,886 shares beneficially owned by Mr. Miller, (i) 91,692 shares are owned directly by Mr. Miller, and (ii) 3,194 shares are available upon exercise of warrants he holds.

(16) Of the 192,913 beneficially owned by Mr. Northway, (i) 105,898 shares are controlled by Mr. Northway through a trust of which he is custodian, (ii) 75,900 shares are owned by a partnership in which he is the general partner, and (iii) 11,115 shares are available upon exercise of warrants he holds.

(17) Of the 204,750 shares beneficially owned by Mr. Pentecost, (i) 2,598 shares are owned directly by Mr. Pentecost, (ii) 81,735 shares are controlled by Mr. Pentecost through a trust in which he is custodian,
         (iii) 5,951 shares are held by his spouse, (iv) 2,870 shares are controlled by his spouse through trusts of which she is custodian, (v) 110,496 shares are held by Better Properties Inc., which he is President, and (vi) 1,100 shares are available upon exercise of warrants he holds.

(18) Of the 545,437 shares beneficially owned by Mr. Smith, (i) 7,700 shares are owned directly by Mr. Smith, (ii) 524,229 shares are owned jointly by Mr. Smith and his spouse, and (ii) 13,508 shares are owned by Mr. Smith and held in the Company's 401(k) plan.

(19) Of the 12,743 shares beneficially owned by Mr. Stross, (i) 10,433 shares are owned directly by Mr. Stross, and (ii) 2,310 shares are available upon exercise of warrants he holds.

(20) Of the 27,303 shares beneficially owned by Mr. Treadway, (i) 26,203 shares are owned directly by Mr. Treadway, and (ii) 1,100 shares are available upon exercise of warrants he holds.

(21) Includes 541,005 and 132,355 shares of Common Stock available upon exercise of options and warrants, respectively, for all directors and executive officers as a group.

                                   DIRECTORS

         The directors of the Company, who have been nominated for reelection to the Board, and their respective ages and positions with the Company as of February 16, 1995, are as follows:

                                                               Officer/
Name and Age                   Position                     Director Since
Jerry D. Campbell (54)         Chairman of the Board,           1985
                               Chief Executive Officer
                               and President

Dana M. Cluckey (35)           Executive Vice President,        1986/1995
                               Treasurer, and Director

Bruce L. Cook (66)             Director                         1985

Richard J. Cramer (54)         Director                         1991

George A. Eastman (60)         Director                         1990

Howard J. Hulsman (56)         Director                         1985

Gary Hurand (48)               Director                         1990

Dennis J. Ibold (46)           Director                         1993

Stephen M. Klein (40)          Director                         1988

John J. Lennon (58)            Director                         1993

Sam H. McGoun (55)             Director                         1990

Kelly E. Miller (40)           Director                         1990

Joe D. Pentecost (63)          Director                         1985

George B. Smith (66)           Director                         1987

Jeoffrey K. Stross (53)        Director                         1993

         The Bylaws of the Company provide for a Board of Directors of not less than six (6) nor more than thirty (30) persons. The current Board of Directors has determined that the number of directors who shall serve on the Board for the ensuing term shall be fifteen (15) persons. The terms of each current director will expire at the Annual Meeting. It is therefore the intention of the persons named on the enclosed form of proxy to vote such proxy for reelection of the above-listed current Board members, each of whose term shall expire at the 1996 Annual Meeting. Nominees receiving a plurality of votes cast at the meeting will be elected directors.

         Each of the following current directors is willing to serve another term on the Board. If any director at the time of reelection is unable to serve, or is otherwise unavailable for election, and if other nominees are designated, the persons named in the enclosed form of proxy shall have the discretionary authority to vote or refrain from voting in accordance with their judgment on such other nominees. However, if any nominees are substituted by the Board of Directors, the persons named in the accompanying form of proxy intend to vote for such nominees.

         YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES AS DIRECTORS.

Biographical information on each director is as follows:

JERRY D. CAMPBELL             He has served as Chairman of the Board since the
                              Company was organized and has served as President and Chief Executive Officer since April 1986.
                              Presently, Mr. Campbell is a director of Newcor, Inc. and a director of Mercantile Bank of Naples, Florida. Mr. Campbell has a B.S. degree in liberal arts from Central Michigan University, a M.B.A. degree from Wayne State University and a M.B.A. degree from The University of Michigan.

DANA M. CLUCKEY               He has served as Executive Vice President and
                              Treasurer of the Company since November 1992 and has been employed by the Company since September
                              1986. From October 1987 to November 1992 he was the Chief Financial Officer of the Company and from September 1986 to October 1987 he was Controller of the Company and Cashier of Republic
                              Bank. Mr. Cluckey has a B.B.A. degree from The
                              University of Michigan and is a Certified Public
                              Accountant.

BRUCE L. COOK                 He is President of Wolverine Sign Works of
                              Owosso, Michigan, a family-owned company specializing in outdoor advertising, and has served in that capacity for several years. Mr.
                              Cook was also President and owner of Fairlane
                              Builders, Inc., a residential construction and development company, from 1954 through 1971. Mr.
                              Cook has both a B.B.A. and a M.B.A. degree from The University of Michigan.

RICHARD J. CRAMER             He is President of Dee Cramer, Inc., sheet metal,
                              heating and air conditioning contractors, where he has been employed since 1964. Mr. Cramer has a B.S. degree from University of Notre Dame and a M.S. degree from Michigan State University.

GEORGE A. EASTMAN             He is an Orthodontic Consultant and previously
                              had a private practice in Flint, Michigan since
                              1963. Dr. Eastman has a M.S. degree from The
                              University of Michigan and a D.D.S degree from The University of Michigan.

HOWARD J. HULSMAN             He is Chairman of the Board of Ross Learning,
                              Inc., a private educational concern of Oak Park, Michigan, and has served in that capacity since
                              July 1984. From August 1973 to July 1984, he served as the President of Ross Learning, Inc.
                              Mr. Hulsman has a B.S. degree from Ferris State
                              College and a M.A. degree from Central Michigan
                              University.

GARY HURAND                   He is President of Dawn Donut Systems, Inc., and
                              has served in that capacity since 1971. Mr.
                              Hurand is a director of BRT Realty Trust, a publicly held company in Great Neck, New York.
                              Mr. Hurand has a B.A. degree from Michigan State
                              University.

DENNIS J. IBOLD               He is a principal at Petersen, Ibold & Wantz
                              (attorneys at law) of Chardon, Ohio and has served in that capacity since 1973. Mr. Ibold has a B.A. degree from Marquette University and a J.D. degree from Cleveland State University.

STEPHEN M. KLEIN              He is Chairman and Chief Executive Officer of
                              Omni Funding Corporation, a consumer finance company, and has served in this capacity since
                              1993. Mr. Klein served as Chairman of the Board of Diversified Insurance Services from 1989 through 1993, Chief Executive Officer from 1985 through 1989, and President from 1972 through 1985. Mr. Klein was also previously President and Chief Executive Officer of Hamady Complete Food
                              Centers, Inc. ("Hamady"). During 1991, while he was serving as an officer of Hamady, Hamady became involved in bankruptcy proceedings. Mr.
                              Klein was also previously Executive Vice
                              President of Finance of M & B Distributing
                              Company, Inc., a wholesale food distributor, and a director of McColgan Investment Company, Inc., a wholly-owned subsidiary of M & B Distributing
                              Company, Inc. Mr. Klein has a J.D. degree from
                              John Marshall Law School.

JOHN J. LENNON                He is retired. From 1977 to 1987 Mr. Lennon was
                              Chairman and Chief Executive Officer of White
                              Engines, Inc. of Canton, Ohio.

SAM H. McGOUN                 He is President and Chief Executive Officer of
                              Willis Corroon Corporation of Michigan, Inc., an insurance agency, and has served in that capacity since 1985. Mr. McGoun has a B.S. degree from Miami University of Ohio.

KELLY E. MILLER               He is President of Miller Oil Company, a joint
                              venture capital company concentrating in the oil and gas industry, and has served in this capacity since 1986. Mr. Miller has a B.S. and B.B.A.
                              degree from University of Oklahoma.

JOE D. PENTECOST              He has served as Chairman and President of Better
                              Properties Inc., a commercial real estate development company of Lansing, Michigan since
                              1965. He is also a director of Mercantile Bank of Naples, Florida, and an advisory director of First Union Bank of Sarasota, Florida.

GEORGE B. SMITH               He is Chairman of the Board of Republic Bancorp
                              Mortgage Inc. ("Republic Mortgage"), a subsidiary of the Company headquartered in Farmington Hills, Michigan, and has served in that capacity since
                              1987. From 1983 to 1987, Mr. Smith served as
                              Chairman of the Board of Republic Mortgage's predecessor, Mayflower Mortgage Company. Mr.
                              Smith served as Chairman of the Board and President of Ann Arbor Mortgage Corporation from
                              1969 to 1983, and previously was a real estate broker in Wayne County, Michigan. Mr. Smith has a
                              B.S. degree from Michigan State University.

JEOFFREY K. STROSS            He is a professor, Internal Medicine and
                              Associate Chief of Clinical Affairs, University
                              Medical Center. He has a B.S. degree from The
                              University of Michigan and a M.D. degree from The
                              University of Michigan.

                            COMMITTEES AND MEETINGS

         The Company has standing Executive, Audit, and Personnel, Compensation and Nominating Committees of the Board of Directors.

         The Executive Committee meets in place of the full board when special issues or scheduling make it difficult to convene all of the Directors. The Committee may act on behalf of the Board on all but major corporate matters. All actions taken by the Committee are reported at the Board's next meeting.

         The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company and its subsidiaries. The Committee annually reviews the qualifications of the independent certified public accountants, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and approves their non-audit services and related fees. The Committee reviews the distribution of, and compliance with, the Company's conflict of interest policy, which is sent to appropriate managerial employees of the Company and its subsidiaries, and receives reports as to any exceptions. The Committee also reviews the scope of the internal auditor's plans each year and the results of his audits.

         The Personnel, Compensation and Nominating Committee identifies and recommends candidates for election to the Board. It advises the Board on terms of tenure and related matters, including issues involving potential conflicts of interest, and considers any nominees recommended by shareholders. The name of any candidate for election to the Board suggested by any shareholder, together with a brief biographical sketch about such candidate, should be sent to the attention of the Assistant Secretary of the Company. The Committee approves standards for setting compensation levels for Company executives and grants the specific awards made under the Company's incentive bonus plan. The Committee also approves compensation of employees whose salaries are above specified levels and makes recommendations to the Board for action on compensation of executives on all matters requiring full Board approval. It also reviews senior management development and appraisal programs.

         During 1994, there were twelve regularly scheduled meetings of the Board of Directors of the Company, eleven meetings of the Executive Committee, four meetings of the Audit Committee and two meetings of the Personnel, Compensation and Nominating Committee. Messrs. Campbell, Cook, Hulsman, Pentecost and Smith are members of the Executive Committee. Messrs. Hulsman, Cook, Cramer, Eastman and Hurand are members of the Audit Committee. Messrs. Cook, Hulsman, McGoun and Miller are members of the Personnel, Compensation and Nominating Committee. Messrs. Northway and Klein attended six and eight meetings, respectively, out of twelve regularly scheduled meetings.

         Each director (excluding directors who are also officers of the Company) was entitled to a fee of $400 for the January 1994 board meeting and $200 for each committee meeting attended during January 1994, and $700 for each board meeting attended and $250 for each committee meeting attended during 1994 subsequent to February 1, 1994, payable in the Company's Common Stock under the Company's Director Compensation Plan.

                              RELATED TRANSACTIONS

         Mr. George B. Smith, Chairman of the Board of Republic Mortgage, and a director of the Company, receives a base salary of $50,000, together with a bonus plan based upon new loan origination volume and Republic Mortgage's net earnings. For 1994, no bonus was paid to Mr. Smith. Mr. Smith's base salary and bonus plan were approved by the Personnel, Compensation and Nominating Committee and the Board of Directors. Republic Mortgage also leases its office in Plymouth, Michigan, from Mr. Smith, under a month-to-month lease, for $2,829 per month. Management of the Company believes this amount to be reasonable and substantially similar to rental fees for comparable buildings.

         The Company and its subsidiaries paid insurance premiums totalling approximately $118,000 for bonding and mortgage protection insurance to the Willis Corroon Corporation of Michigan, Inc., an insurance agent of which Mr. Sam H. McGoun, a director of the Company, is the President and Chief Executive Officer. Management of the Company believes these premiums paid were reasonable.

         The Company's subsidiary banks, Republic Bank and Republic Savings Bank have, in the normal course of business, made loans to certain of the Company's directors and officers and to organizations in which certain directors and officers have an interest. The Company's executive officers do not have any loans with either Republic Bank or Republic Savings Bank. In the opinion of management, such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility.

                       COMPENSATION OF EXECUTIVE OFFICERS

          The following summary compensation table shows the compensation paid in all capacities by the Company and its subsidiaries during fiscal years 1994, 1993 and 1992 to those persons who, at December 31, 1994, were i) the Company's Chief Executive Officer, and (ii) the only other executive officers of the Company whose salary and bonus for 1994 exceeded $100,000 (Named Officers):

                           SUMMARY COMPENSATION TABLE

                                                                  Long-Term             All Other
                               Annual Compensation (1)          Compensation         Compensation(2)
                               -----------------------    ------------------------   ---------------
                                                                   Awards
                                                          ------------------------
                                                                          Stock
Name and Principal                                        Restricted    Underlying
    Position           Year     Salary         Bonus         Stock        Options
------------------     ----    --------       --------     --------      --------
Jerry D. Campbell      1994    $164,151(3)    $    -0-          --             --       $ 4,620
President and          1993     164,151        361,132          --             --         4,497
Chief Executive        1992     159,061        226,779          --             --         4,364
Officer

Barry J. Eckhold       1994    $ 92,212       $ 92,000          --          3,300       $ 4,620
Vice President         1993      92,212        105,000          --             --         3,227
and Chief Credit       1992      89,353         70,000          --          6,050         4,364
Officer

Richard H. Shaffner    1994    $116,091       $    -0-          --             --       $ 4,620
Vice President         1993     116,091        721,467     $63,938(4)      11,100         4,493
                       1992     112,491        317,251      37,510          3,933            --

(1) The aggregate amount of perquisites and other personal benefits for any Named Officer did not exceed $50,000 or 10% of the total of annual salary and bonus for any such Named Officer, and is therefore, not reflected in the table.

(2) The Company has a tax-deferred savings plan qualified under Internal Revenue Code Sections 401(a) and 401(k). Participants may voluntarily reduce the wages paid to them by having the Company pay a portion of their wages into the plan and the Company may contribute money to the plan which will match a portion of each participant's deferral. During 1994, 1993, and 1992, the Company paid the above amounts to the accounts of Messrs. Campbell, Eckhold, and Shaffner as matching contributions.

(3) Includes $131,000 deferred by Mr. Campbell into the Company's Deferred Compensation Plan.

(4) Amount represents the value of 6,050 shares of Restricted Stock issued on January 4, 1993, the grant date to Mr. Shaffner. The aggregate value and number of shares of Restricted Stock owned by Mr. Shaffner at December 31, 1994 was 6,050 shares and $59,744, respectively. Such shares will vest to Mr. Shaffner on January 4, 1996. Mr. Shaffner is entitled to all dividends paid on such shares of Restricted Stock.

         The following table sets forth certain information concerning options granted in 1994 under the Company's Non-Qualified Stock Option Plan ("Option Plan") to the Named Officers.

                             Option Grants During 1994

                                                                                           Potential
                                                                                      Realizable Value at
                                       Percentage of                                     Assumed Annual
                           Shares      Total Options                                  Rates of Stock Price
                         Underlying     Granted to      Exercise                          Appreciation
                           Options     Employees in       Price      Expiration         for Option Term
Name                       Granted         1994        (Per Share)      Date            5%           10%
----                      ---------      ---------     -----------    --------       -------       -------
Jerry D. Campbell              --            --               --            --            --            --
Barry J. Eckhold            3,300          6.34%          $12.95        1/2004       $10,347       $41,789
Richard H. Shaffner            --            --               --            --            --            --

         Shown below is information with respect to the stock options exercised by the Named Officers during 1994 and their holdings of options at December 31, 1994. Please note that the unexercised options reflected in the table below include those reported in the immediately preceding table.

                       Aggregated Option Exercises in Last Fiscal Year
                              and Fiscal Year-End Option Values

                                                           Number of Shares
                                                        Underlying Unexercised          Value of Unexercised
                                                            Options Held at            In-the-Money Options at
                                                           December 31, 1994             December 31, 1994(2)
                                                        -------------------------     -------------------------
                           Shares           Value
                          Acquired        Realized
Name                     on Exercise     (Pre-tax)(1)   Exercisable/Unexercisable     Exercisable/Unexercisable
----                     -----------     ------------   -------------------------     -------------------------
Jerry D. Campbell                -               -            383,860 / -0-               $2,051,246 / -0-
Barry J. Eckhold             5,500         $26,895              3,300 / -0-                      -0- / -0-
Richard H. Shaffner              -               -             81,245 / -0-                 $292,641 / -0-

(1) For purposes of this column, "value" is determined for each exercised option by subtracting the exercise price from the closing price for the Common Stock on the exercise date, as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ").

(2) For purposes of this column, "value" is determined for each unexercised option by subtracting the aggregate exercise price for the option shares from the NASDAQ-reported closing price for the Company's Common Stock as of December 31, 1994 of $9.875.

                         Compensation Committee Report

         The report which follows is provided to shareholders by the members of the Personnel, Compensation and Nominating Committee of the Board of Directors of the Company ("Compensation Committee").

         General. The Compensation Committee has been a standing committee of the Board since 1985. Throughout its history, only "outside" non-employee Directors have served on this committee. Among its other duties, the Compensation Committee is charged with the responsibilities, subject to Board of Directors' approval, of establishing, periodically reevaluating and, as appropriate, adjusting, and administering Company policies concerning the compensation of management personnel, including the Chief Executive Officer ("CEO") and all other Executive Officers. In discharging such duties, the Compensation Committee is responsible for annually determining and recommending to the entire Board the annual base salary for each Executive Officer and for establishing the criteria under which cash incentive bonuses may be paid to such executives for the year. In addition, the Compensation Committee is responsible for administering the Company's Option Plan and Restricted Stock Plan under which options and restricted stock were granted to Executive Officers and key management employees during the past fiscal year, and will be responsible for administering the Plans during 1995.

         For a number of years, including fiscal 1994, a basic tenet of the Company's compensation policy as set by the Compensation Committee has been that a substantial portion of the annual compensation of Executive Officers, as well as other key management personnel, should be directly linked to operating performance for the year. Since the adoption of the Company's current Management Incentive Bonus Plan ("Incentive Bonus Plan") in 1991, this policy has been implemented through that plan. The Option Plan and Restricted Stock Plan, which were adopted and approved by shareholders in 1986, have been implemented by the Compensation Committee to further another basic tenet of the Company's compensation philosophy concerning Executive Officers and other key management personnel: that a component of potential compensation for such key employees should be tied to the market value of Common Stock, in order to closely align the interests of such employees with those of the shareholders and provide an incentive for the creation of increasing stock value over the long term.

         Overall, during fiscal 1994 as in prior years, the Executive Officers compensation policies administered by the Compensation Committee have been aimed at providing Executive Officers with compensation opportunities competitive with those provided executives with comparable experience and responsibilities at comparable companies, while at the same time tying a substantial portion of such potential compensation to the achievement of performance goals determined by the Compensation Committee.

         Base Salaries. Base salaries for Executive Officers are initially established by evaluating the responsibilities of the position to be held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for annual adjustments to such Executive Officers' base salaries, the Compensation Committee focuses primarily on similar "executive marketplace" data, including survey material on salary movements and range improvement for peer executives, but it also gives consideration to the extent of the Company's success in meeting net earnings goals for the most recently completed fiscal year and its assessment of the quality of services rendered by such Executive Officers during the year.

         During 1994, according to survey data on salary movements, peer executives' salaries increased. However, due to the Company's policy that places emphasis on payment for results versus higher fixed base salaries, with respect to Mr. Campbell and the other Executive Officers, the Compensation Committee made no increase in Executive Officers' base salaries for 1995. Mr. Campbell's 1995 salary was set at $164,151. Any increase in Mr. Campbell's or the other Executive Officers' total compensation will be tied instead to the attainment of net earnings goals in 1995.

         Incentive Bonus Plan. Any cash bonuses potentially awardable to Executive Officers for fiscal 1994 were pursuant to the Incentive Bonus Plan. As that plan applies to Executive Officers, it enables them to earn an annual cash bonus generally ranging from 50% to 200% of base salary for the fiscal year, but only if Company net earnings (including bonuses) for the year have met or exceeded a target amount established at the start of the year. If less than that target but at least a certain minimum net earnings amount is achieved, which is established at the start of the year, the maximum cash bonus which an Executive Officer may be awarded for the year is reduced proportionately. Both the target and minimum "performance points" are determined by the Compensation Committee, after analyzing historical data, strategic issues and general business conditions. In addition to these performance points, the Committee also establishes individualized performance criteria for the CEO and approves individualized performance criteria developed by the CEO for other Executive Officers. Each Executive Officer is informed of their individualized criteria at the start of the fiscal year.

         After fiscal year-end, the cash bonus potentially awardable to an Executive Officer for that year is determined as described above. Of that amount, generally 80% is awarded to the Executive Officer as a unit performance award, and some or all of the remaining 20% may be awarded to the executive as an individual discretionary award, based on the Compensation Committee's assessment of their individual performance for the year in light of the criteria previously communicated to them. For fiscal 1994, the Company's net earnings failed to meet the minimum targets established by the Compensation Committee. As a result, Mr. Campbell and other Executive Officers, with the exception of Mr. Eckhold, received no bonus awards. Mr. Eckhold received a cash incentive bonus based on achieving the net earnings target for Republic Bank, an affiliate of Republic Bancorp Inc. in which he serves as Chairman of the Board, President and C.E.O.

         Stock Option and Restricted Stock Plans. The Option Plan and Restricted Stock Plan provide for the grant of options to purchase Common Stock and awards of restricted stock to Executive Officers and key employees of the Company and its subsidiaries who, in the judgment of the Compensation Committee, are expected to contribute materially to the Company's success in the future. The awards of options and restricted stock made to Executive Officers and key employees during 1994 were determined in light of the above criterion and after consideration of performance factors similar to those applicable under the Incentive Bonus Plan, including the Company's target net earnings amount for fiscal 1994.

         Certain Tax Developments. In mid-1993, a new Section 162(m) was added to the Internal Revenue Code. Subject to certain exceptions (including exceptions relating to stock options and for "performance-based" compensation if certain conditions are met), Section 162(m) prohibits the deduction of compensation in excess of $1 million paid in any year beginning with 1994 by a publicly-held corporation to any executive named in the company's summary compensation table for the year. For fiscal 1994, the compensation paid to each of the Company's Executive Officers was below $1 million, and the Committee expects the same will be true for the current fiscal year. Consequently, for the present the Committee has decided to defer consideration of any compensation policies relating to Section 162(m).

         Personnel, Compensation and Nominating Committee Members

                 Bruce L. Cook, Chairperson
                 Howard J. Hulsman
                 Kelly E. Miller
                 Sam H. McGoun


                               Performance Graph

         The graph on the following page compares the cumulative total shareholder return on the Company's Common Stock for the last five fiscal years with the cumulative total return on (1) The NASDAQ (US) Index, which is comprised of all United States common shares traded on the NASDAQ and (2) The NASDAQ Bank Index, which is comprised of bank and bank holding company common shares traded on the NASDAQ over the same period. The graph assumes the investment of $100 in the Company's Common Stock, The NASDAQ (US) Index and The NASDAQ Bank Index on December 31, 1989 and the reinvestment of all dividends. The shareholder return shown on the graph is not necessarily indicative of future performance.

                Comparison of Five Year Cumulative Total Return


      [EDGAR NOTE: The performance graph required by Item 402(l) of Regulation S-K appears in this position of the paper document. A copy of the performance graph on paper is being submitted to the Branch Chief in the Division of Corporation Finance.]




                                     LEGEND

Symbol    Index Description          12/29/89   12/31/90   12/31/91   12/31/92   12/31/93    12/31/94
------    -----------------          --------   --------   --------   --------   --------    --------
 _____    Republic Bancorp Inc.        100.0       70.6      123.3      246.9      316.7      256.7
          NASDAQ Stock Market
 .....      (US Companies)             100.0       84.9      136.3      158.6      180.9      176.9
 - - -    NASDAQ Bank Stocks           100.0       73.2      120.2      174.9      199.3      198.7

                            INDEPENDENT ACCOUNTANTS

         Deloitte & Touche, the auditors for fiscal 1994, have been reappointed for fiscal 1995. Representatives of Deloitte & Touche will be present at the Annual Meeting to respond to appropriate questions by shareholders and to make a statement if they so desire.


                             SHAREHOLDER PROPOSALS

         A proposal submitted by a shareholder for the 1996 annual meeting must be received by the Secretary of the Company at its principal executive office by November 27, 1995 in order to be eligible to be included in the Company's proxy statement for that meeting.

                            SECTION 16(A) COMPLIANCE

         Directors and Executive Officers of the Company and beneficial owners of more than 10% of its Common Stock are required to file initial reports of ownership and reports of changes in ownership of Company securities pursuant to
Section 16(a) of the Securities Exchange Act of 1934. Since May 1, 1991, such persons also have been required to provide the Company with copies of such reports. The Company has reviewed all such report copies as it has received from persons known to the Company to be (or during fiscal year 1994 to have been) subject to these Section 16(a) provisions and also has received and reviewed written representations from certain persons to the effect that other reports have not been required of them. Based solely on such review the Company believes that, for fiscal year 1994, its directors and officers all complied with filing requirements, with three exceptions. Form 4 reports prepared for Directors Klein and Treadway and Executive Officer Eckhold were filed late.


                                 MISCELLANEOUS

         Financial statements of the Company for the year ended December 31, 1994 are included in the Annual Report which accompanies the Proxy Statement.

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the 1934 Act, which might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Performance Graph contained herein shall not be incorporated by reference in any such filings.

         It is not expected that any other matters are likely to be brought before the meeting. However, if any other matters are to be presented, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

         It is important that proxies be returned promptly to avoid unnecessary expense. Therefore, shareholders who do not expect to attend in person are urged, regardless of the number of shares of stock owned, to date, sign and return the enclosed proxy promptly to:

                 State Street Bank and Trust Company
                 Corporate Services Department
                 P.O. Box 592
                 Boston, Massachusetts 02102-9906

[Form of Proxy Card -- Front]

                             REPUBLIC BANCORP INC.
                         Common Stock, $5.00 Par Value

              PROXY Solicited by the Board of Directors for the Annual Meeting of Shareholders to be held April 26, 1995

The undersigned hereby appoints Jerry D. Campbell and Dana M. Cluckey, or either of them, with power of substitution in each, proxies to vote all Common Stock of the undersigned in Republic Bancorp Inc. ("Company") at the Annual Meeting of Shareholders to be held on April 26, 1995 and at all adjournments thereof, upon all matters coming before said meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS.

  PLEASE VOTE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------
Please sign this Proxy exactly as your name appears on the books of the Corporation. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.
-------------------------------------------------------------------------------
 HAS YOUR ADDRESS CHANGED?

_____________________________________________________________________________

_____________________________________________________________________________

_____________________________________________________________________________

[Form of Proxy -- Back]

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE                                          With-  For All
                                                         For    hold   Except
                            1.) Election of Directors    / /    / /     / /
REPUBLIC BANCORP INC.
                                Nominees as Directors:
RECORD DATE SHARES:
                                Jerry D. Campbell           Stephen M. Klein
                                Dana M. Cluckey             John J. Lennon
                                Bruce L. Cook               Sam H. McGoun
                                Richard J. Cramer           Kelly E. Miller
                                George A. Eastman           Joe D. Pentecost
                                Howard H. Hulsman           George B. Smith
                                Gary Hurand                 Jeoffrey K. Stross
                                Dennis J. Ibold

                                If you do not wish to direct the voting of your shares "FOR" a particular nominee, mark the "For All Except" box and strike a line through the nominee(s) name. Your shares will be voted for the remaining nominee(s).

                                To vote for an individual other than a nominee listed above, write the individuals name in the space provided below. You may vote for a total of Fifteen (15) individuals.
                                _______________________________________________

                            2.) In their discretion, the Proxies are authorized
                                to vote upon such other matters that may properly come before the meeting.

Please be sure to sign and date this Proxy.  Date         Mark box at right / /
                                                          if address change
Shareholder sign here          Co-owner sign here         has been noted on
                                                          the reverse side.

DETACH CARD                                                        DETACH CARD



                              REPUBLIC BANCORP INC.

Dear Shareholder:

The 1995 Annual Meeting of Stockholders of Republic Bancorp Inc., will be held at 9:00 a.m. on Wednesday, April 26, 1995, at the Novi Hilton, 21111 Haggerty Road, Novi, Michigan 48050.

The vote of each stockholder is important. I urge you to sign, date and return the attached proxy card as promptly as possible. In this way, you can be sure your shares will be voted at the meeting.

Please mark the boxes on the proxy card to indicate how your shares shall be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Stockholders, April 26, 1995.

Thank you in advance for your prompt consideration of these matters.

Sincerely,


Jerry D. Campbell
Chairman and Chief Executive Officer